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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                              _________________

                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

              Date of Report (Date of earliest event reported):

                             September 16, 1995

                              _________________


                                EPITOPE, INC.
             (Exact name of Registrant as specified in charter)

                                   Oregon
               (State or other jurisdiction of incorporation)

                                   1-10492
                            (Commission File No.)

                                 93-0779127
                      (IRS Employer Identification No.)

     8505 S.W. Creekside Place
         Beaverton, Oregon                                   97008
(Address of principal executive offices)                  (Zip Code)

             Registrant's telephone number, including area code:

                               (503) 641-6115

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Item 5.   Other Events.

          On September 16, 1995, at a shareholders meeting of Vinifera, Inc. ("Vinifera"), shareholders accepted the resignation of one director affiliated with VF Holdings, Inc. ("VF") and elected two directors affiliated with Agritope, Inc. ("Agritope"), a wholly owned subsidiary of the Registrant. As a result of the changes in directors, the Vinifera board is composed of six members, including the President and Chief Executive Officer of Vinifera, who will act as chairman of the board of directors, three directors affiliated with Agritope and two affiliates of VF.

          As previously disclosed, VF has agreed to purchase the interest of Agritope in Vinifera for $3.9 million which was due on June 15, 1995, $2.0 million due in November 1995 and up to $5 million in earnout payments based on gross profits of Vinifera. At the shareholders meeting, representatives of VF advised representatives of Agritope, that, due to a default on a funding commitment to VF, it was presently unable to make the $3.9 million payment, which had been rescheduled to August 31, 1995. Agritope has now extended the due date for that payment to October 31, 1995.

          VF has now paid a total of $500,000 in capital contributions to Vinifera to support Vinifera's operations. Agritope discontinued funding of Vinifera on June 1, 1995, the effective date of the agreement to sell its interest in Vinifera to VF.



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                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              EPITOPE, INC.


                              By:  /s/Gilbert N. Miller
                                   Gilbert N. Miller
                                   Executive Vice President
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